EXHIBIT


FROM:      Simon R. C. Wadsworth

SUBJECT:   MID-AMERICA ANNOUNCES REDEMPTION OF PREFERRED STOCK

DATE:      July 17, 2003
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                     Mid-America Apartment Communities, Inc.
                   Announces Redemption of Remaining Shares of
                   8 7/8 % Series B Cumulative Preferred Stock

MEMPHIS,  Tenn.  (July  17,  2003) -  Mid-America  Apartment  Communities,  Inc.
(NYSE:MAA) (the "Company") today announced that it will redeem for cash all of the 338,830 remaining issued and outstanding shares of the Company's 8 7/8% Series B Cumulative Preferred Stock (the "Shares") on the redemption date of August 18, 2003. The Company made a previous announcement on July 11, 2003 of its intention to redeem 1,600,000 of the 1,938,830 then-issued and outstanding shares of the 8 7/8 % Series B Cumulative Preferred Stock on August 12, 2003.

The Company will pay a redemption price for the Shares of $25 per share plus all unpaid accumulated dividends to and including the redemption date. The redemption price will be due and payable in cash to the holders of the Shares on the redemption date. Dividends on the Shares will cease to accrue, and the Shares will no longer be deemed outstanding from and after the redemption date. All rights of the holders of the Shares, except the right to receive the redemption price, will cease on and after the redemption date.

Payment of the redemption price will be made on or after the redemption date, and will be made only upon surrender of a holder's certificates representing shares of the Series B Preferred Stock to Wachovia Bank, N.A., NC 1153, Corporate Trust Group, Corporate Actions, 1525 West W.T. Harris Blvd., 3C3, Charlotte, North Carolina 28262-1153.

A redemption notice will be mailed, first class, postage prepaid, on July 18, 2003 to all holders of record of the Shares as of that date. Copies of the redemption notice may be requested from Wachovia Bank, N.A., by calling 800-829-8432.

The Company will pay the redemption price from the sale of 525,000 shares of the 600,000 underwriters' over-allotment option granted in connection with the Company's recent offering of 5,600,000 shares of its 8.30 % Series H Cumulative Redeemable Preferred Stock. The sale of the 525,000 over-allotment shares is scheduled to close on August 11, 2003.

Company particulars and periodic commentaries are available on www.maac.net, or by mail upon request to michelle.sargent@maac.net.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of the Company.

Contact: Simon R.C. Wadsworth
(901) 682-6600

Forward-Looking Statements
The foregoing statements regarding the Company's intentions with respect to the contemplated redemption and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company's ability to complete the redemption and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the public capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.